Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, August 7, 2009 — Whiting USA Trust I (NYSE Symbol — WHX) announced the Trust distribution of Net Profits for the second quarterly Payment Period of 2009.
Unitholders of record on August 19, 2009 will receive a distribution amounting to $8,396,899 or $0.605667 per unit payable August 31, 2009.
Volumes, Price and Net Profits for the Payment Period were:

Sales Volumes:
Oil (Bbls)	219,964
Natural Gas (Mcf)	939,727

Total (BOE)	376,585

Average Sales Prices:
Oil (per Bbl)	$47.21
Natural Gas (per Mcf)	$3.04
Gross Proceeds:
Oil Sales	$10,385,451
Natural Gas Sales	$2,852,156

Total Gross Proceeds	$13,237,607
Costs:
Lease Operating Expense	$6,424,668
Production Taxes	$970,054
Realized Gains on Hedge Settlements	$(3,859,608)

Total Costs	$3,535,114
Net Profits	$9,702,493
Percentage allocable to Trust’s	90%
Net Profits Interest
Total cash available for the Trust	$8,732,244
Provision for estimated Trust expenses	$(300,000)
Montana state income tax withheld	$(35,345)
Net cash proceeds available for distribution	$8,396,899
Trust units outstanding	13,863,889
Cash distribution per Trust unit	$0.605667
This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

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